UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BARNES & NOBLE, INC.

(Name of Registrant as Specified in Its Charter)

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.

YUCAIPA AMERICAN ALLIANCE FUND II, LLC

YUCAIPA AMERICAN FUNDS, LLC

YUCAIPA AMERICAN MANAGEMENT, LLC

THE YUCAIPA COMPANIES LLC

RONALD W. BURKLE

STEPHEN F. BOLLENBACH

MICHAEL S. MCQUARY

ROBERT P. BERMINGHAM

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On September 2, 2010, Yucaipa filed a Notice of Appeal of the Delaware Court of Chancery’s decision in Yucaipa’s lawsuit challenging the Company’s poison pill and issued the following press release:

FOR IMMEDIATE RELEASE	CONTACT: FRANK QUINTERO
THE YUCAIPA COMPANIES, LLC
+1(310) 228-2895 US
+44(0) 845 539 1837 UK
Frank.Quintero@Yucaipaco.com Michael Sitrick Sitrick And Company (310) 788-2850 Mike_Sitrick@Sitrick.com

YUCAIPA FILES APPEAL IN BARNES & NOBLE POISON PILL CASE

Says Important Stockholders’ Rights Deserve Review by Delaware Supreme Court

LOS ANGELES (September 2, 2010)—The Yucaipa Companies today announced that it filed its notice of appeal from the decision by the Delaware Court of Chancery dismissing Yucaipa’s challenge to Barnes & Noble, Inc.’s (NYSE: BKS) poison pill rights plan.

“We believe that the important stockholders’ rights at issue in our suit against the Riggio-dominated Barnes & Noble Board – equal treatment of stockholders and the right of stockholders to freely and effectively vote to elect independent directors – should be decided by the Delaware Supreme Court,” a Yucaipa spokesperson said.

Yucaipa filed its notice of appeal following the Court of Chancery’s denial of Yucaipa’s motion to set aside its prior decision in light of Barnes & Noble Chairman Leonard Riggio’s acquisition of an additional 990,740 shares by exercising out of the money options just prior to the record date for the September 28, 2010 Annual Meeting. The Court conditioned its denial of Yucaipa’s motion on the representation that “Mr. Riggio will not vote the options that he exercised in the upcoming annual meeting, and that he will not exercise any other options or in any other way try to obtain additional voting power to be used at the annual meeting” and required that those representations be included in a judicial order.

In its ruling, the Court stated that “the case was tried on the premise that … Mr. Riggio would not be exercising out-of-the-money options” and that Mr. Riggio’s exercise of the options the day after the ruling created an “awkward” situation. The Court noted that “the board has an ongoing duty … to monitor its use of the rights plan, and to assure that the rights plan is operating reasonably in light of the circumstances the board faces” and that “it may well be that if Mr. Riggio increases his voting power, it would be unreasonable for the board to employ the rights plan in its current form.”

Barnes & Noble stockholders will have the opportunity at the September 28, 2010 annual stockholder meeting to vote on Yucaipa’s proposal to amend the Board approved poison pill rights plan to eliminate the special treatment for Leonard Riggio and his family and to vote to elect Yucaipa’s slate of three new independent director nominees.

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Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. (collectively, “Yucaipa”) have filed a definitive proxy statement and related materials with the Securities and Exchange Commission (“SEC”) in connection with Yucaipa’s solicitation of proxies to elect its nominees to the Barnes & Noble Board of Directors and to approve its proposal to amend Barnes & Noble’s poison pill at the 2010 Annual Meeting of Stockholders. Barnes & Noble stockholders should read Yucaipa’s definitive proxy statement and its other publicly-filed proxy materials as they become available, because they contain important information. Information regarding the direct and indirect interests of Yucaipa and each other participant in the solicitation of proxies by Yucaipa are included in Yucaipa’s proxy materials filed with the SEC. Yucaipa’s proxy materials and other SEC filings may be accessed without charge at the SEC’s website at www.sec.gov. Stockholders who need assistance voting their shares may contact MacKenzie Partners, Inc., Yucaipa’s proxy solicitor by calling (800) 322-2885 or e-mailing bks@mackenziepartners.com.

About The Yucaipa Companies

The Yucaipa Companies is a premier investment firm that has established a record of fostering economic value through the growth and responsible development of companies. Since its founding in 1986, the firm has completed mergers and acquisitions valued at more than $30 billion. As an investor, Yucaipa works with management to strategically reposition businesses and implement operational improvements, resulting in value creation for investors.

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